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February 2010

FUEL Announces $7 Million Profit for First Quarter at 2010 Annual Members' Meeting

FUEL hosted its Annual Members' Meeting on Wednesday, February 3 at The Depot in Camilla. Tommy Dollar, Chairman of the Board, welcomed stockholders and introduced the 2009 Board of Directors and management team of FUEL.

Larry Kamp, Chief Financial Officer, presented financial statements detailing operations from October 2008 through September 2009. He also presented the statement of operations from the first quarter, October-December 2009. During its first quarter, FUEL posted a net income of $6,961,799. FUEL generated $57,434,517 in revenue during the three month period with an $11,133,305 EBITDA. Mr. Kamp explained that our financial performance in the first quarter well-exceeded our budget due to unanticipated opportunities in the ethanol and corn markets.

Drew Gahagan, General Manager, reported on operations and discussed improvements in yields and production trends. Brad Kusterman, Director of Grain Procurement and Feed Ingredient Sales, commented on the corn market, reporting that FUEL had purchased 8.5 million bushels of local corn since first grind. He also discussed the continued growth in dried distillers grains and wet cake sales as shown in the graphs below.



Murray Campbell, Chief Executive Officer, completed the presentation with a review of FUEL's progress during the last twelve months, congratulating the FUEL team and stockholders on the $7 million profit in the first quarter. His presentation reviewed current market conditions in the ethanol industry as well as information on FUEL's main inputs including corn and natural gas.

The entire Power Point presentation can be viewed at our website, www.firstunitedethanol.com.

The Environmental Protection Agency announced details of the newly-expanded rule for the Renewable Fuels Standard (RFS) stating that it now recognizes that corn-based ethanol provides significant carbon benefits compared to gasoline. The agency said it factored new data on increased crop yields and other issues. According to EPA's model, corn-based ethanol achieves a 21% greenhouse gas reduction compared to gasoline when international indirect land use (ILUC) changes are included. Without ILUC, corn-based ethanol achieves a 52% GHG reduction. The ethanol industry continues to challenge the inclusion of ILUC in the determination of the positive effect of ethanol on GHG.


DDGS Sales
Exports
Dairy Farmers
Local Cattlemen
Poultry
Resellers Feedmills


WDGS Sales
Local Cattlemen
Dairy

Election of 2010 Board of Directors

During its members' meeting on February 3, FUEL's stockholders elected three members to serve on the 2010 Board of Directors. Quorum was exceeded as 55,304 units were voted of the 81,984 outstanding units. Mark Glass, Ralph Powell and Donald Shirah were elected to serve a three-year term on the board, each receiving over 40% of the votes. They will join the following board members: Miley Adams, Murray Campbell, Steve Collins, Tommy Dollar, Tommy Hilliard, Bob Holden and Jack Hunnicutt.

The Board of Directors wishes to extend its sincere appreciation to Bubba Johnson and Mike Harrell for their service as board members. Bubba Johnson served as a founding board member since March 2005. Mike Harrell served as an original board member since September 2005. Each of them made significant contributions to the successful completion of our initial equity drive, construction and first year of production.

As a FUEL stockholder, you should have already received a K1 for the time period October 1, 2008 through September 30, 2009. Due to a change in FUEL's tax year end date, you will receive a second K1 for the time period of October 1, 2009 through December 31, 2009. You will use both K1s for your tax return.

E15 EPA is scheduled to render a decision on the request to increase ethanol blending levels to 15% by mid-2010. This increase to E15 would give a tremendous boost to the ethanol industry which is currently limited by the blending wall created by E10 restrictions. FUEL encourages all of its stockholders to contact your representatives and senators regarding this issue. Please stress the importance of increased usage of home-grown fuels in our fight to become less dependent on foreign oil This increase in blending will bolster profits within the ethanol industry. These profits will in turn be spent within our country's borders, helping strengthen our struggling economy. Remind your representatives and senators that we must encourage home-grown fuel made from renewable resources grown by American farmers and consumed by tax-paying citizens.

fuel

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